AMENDMENT TO THE MANAGEMENT AGREEMENT

This Amendment is made to the Management Agreement dated August 29, 2016 (the “Agreement”) between RDMF Fund Limited (the “Company”) a Cayman Islands exempted company and is a wholly-owned subsidiary of the Rational/ReSolve Adaptive Asset Allocation Fund (formerly, the Rational Dynamic Momentum Fund) (the “Fund”), a series of the Mutual Fund and Variable Insurance Trust (the “Trust”) and Rational Advisors, Inc. (the “Adviser” and together with the Company, the “Parties”).

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the Parties agree to the following:

WHEREAS, the Parties have executed the Agreement pursuant to which the Adviser provides certain services to the Company; and

WHEREAS, the Fund has changed its name and the Company wishes to amend the Agreement to reflect the Fund’s new name;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Any and all references in the Agreement to “Rational Dynamic Momentum Fund” shall be deleted and replaced with “Rational/ReSolve Adaptive Asset Allocation Fund.”

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be signed by their respective officers thereunto duly authorized, as of March 26, 2024.

RDMF FUND LIMITED	RATIONAL ADVISORS, INC.
By:__/s/ Tobias Caldwell_	By:_/s/ Jerry Szilagyi __________________
Name: Tobias Caldwell__	Name: Jerry Szilagyi______
Title: _Director__________	Title: President_________________